                                                                    EXHIBIT 10.3

                             TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (this "Agreement"), dated as of _____________, 1997, is made and entered into by and between Bio-Vascular, Inc., a Minnesota corporation ("Bio-Vascular"), and Vital Images, Inc., a Minnesota corporation ("Vital Images"). Capitalized terms used in this Agreement and not defined herein will have the meaning given in that certain Distribution Agreement between the parties, dated of even date herewith (the "Distribution Agreement").

                                   RECITALS

     WHEREAS, Vital Images is currently a wholly-owned subsidiary of Bio-Vascular, and, as such, Bio-Vascular and Vital Images have joined in filing consolidated federal Tax Returns (as defined below) and certain consolidated, combined or unitary state, local or foreign Tax Returns; and

     WHEREAS, Bio-Vascular and Vital Images have entered into the Distribution Agreement, pursuant to which Bio-Vascular will distribute all of the issued and outstanding shares of Vital Images Common Stock to Bio-Vascular's shareholders in a transaction intended to qualify for tax-free treatment under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), on such terms and conditions as are contained therein; and

     WHEREAS, following the Distribution, Bio-Vascular and Vital Images will be operated as independent public companies, and Vital Images will no longer be a wholly-owned subsidiary of Bio-Vascular; and

     WHEREAS, Bio-Vascular and Vital Images wish to provide for (i) allocations of, and indemnification against, certain liabilities for Taxes (as defined below); (ii) the preparation and filing of Tax Returns on a basis consistent with prior practice and the payment of Taxes with respect thereto; and (iii) certain related matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound, Bio-Vascular and Vital Images hereby agree as follows:


                                    ARTICLE
                                      1.
                  ADDITIONAL DEFINITIONS; CERTAIN TAX PERIODS

1.1. Additional Tax Definitions. As used in this Agreement, capitalized terms defined immediately after their use shall have the respective meanings thereby provided, and the following additional terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               "Bio-Vascular" shall mean only Bio-Vascular, Inc., as a separate legal entity, excluding Vital Images or other affiliates, and such term as used herein is not intended to represent the entire Bio-Vascular consolidated group of companies as such term is used for financial reporting purposes.

               "Bio-Vascular Income Taxes" means, subject to Section 1.3, all Income Taxes imposed on, assessed against, collected with respect to, or measured by the net or gross income, profits, receipts, assets, equity or other basis related to Bio-Vascular, or its respective assets or operations, that arise in, or are attributable to, any and all Pre-Closing Periods, excluding any Reserved Tax and excluding any Vital Images Income Taxes.

               "Income Tax" means any and all liability for any taxes imposed on the income or assets of a corporation, including without limitation, any liability under the Code and all federal, state, local, and foreign income, alternative minimum, franchise, profits, gross receipts and unitary taxes or similar taxes or other fees or assessments imposed with respect thereto irrespective of the basis on which such taxes are measured and any interest, penalties or additions in respect of such tax.

               "Pre-Closing Periods" means all taxable periods (i) ending on or prior to the Distribution Date, and (ii) the portion to and including the Distribution Date of any taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

               "Post-Closing Periods" means all taxable periods (i) beginning after the Distribution Date, and (ii) the portion after the Distribution Date of any taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

               "Reserved Tax" means an Income Tax liability separately accrued or deferred on the balance sheet of Vital Images as of the Distribution Date. The parties agree that Income Taxes shall be accrued on such balance sheet in a manner consistent with past practices.

               "Tax" means Income Tax.

               "Tax Return" means any return, report, information return or other documents (including any related supporting schedules, statements, or information) filed or required to be filed with any tax authority or governmental entity in connection with the determination, assessment or collection of any Income Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes defined herein.

               "Vital Images Income Taxes" means, subject to Section 1.3, (i) all Income Taxes imposed on, assessed against, or collected with respect to, Vital Images, as a separate legal entity, or its assets or operations that arise in, or are attributable to, any and all Pre-Closing Periods and Post-Closing Periods, and (ii) all Reserved Taxes.

               "Vital Images Tax Returns" means all Tax Returns filed or required to be filed by or with respect to Vital Images or its assets or operations (including any consolidated, combined or unitary Tax Returns to the extent they relate thereto).

1.2. Tax Periods Including Pre-Closing Period and Post-Closing Period Activity. For purposes of determining Vital Images Income Taxes, for Tax periods that begin on or prior to the Distribution Date and end after the Distribution Date, such Income Taxes shall be determined on the basis of an interim "closing of the books" computation as of the end of the Distribution Date and any net operating losses (or other tax attributes) shall be subject to Section 1.3 hereof. With respect to the Bio-Vascular federal consolidated income tax return for the taxable year including the Distribution Date, appropriate allocation and cutoff of income or loss shall be made as required in the federal consolidated income tax return regulations. Any subsequent adjustments occurring with respect to such period, including the Distribution Date, shall be appropriately allocated to the Pre-Closing Period and the Post-Closing Period based on a simulated Tax Return for each period.

1.3. Pre-Closing Period Net Operating Losses. Notwithstanding anything to the contrary herein, the parties hereto agree that any net operating losses (or other tax attributes) arising in any Pre-Closing Period of either party will be available to either party to offset any taxable income for such Pre-Closing Periods that may be generated by the other party and which may be offset by such net operating losses (or other tax attributes) under applicable federal or state law. The provisions of this Section 1.3 shall apply to any net operating losses (or other tax attributes) existing on the Distribution Date and any such net operating losses (or other tax attributes) that may subsequently arise upon audit or examination of any Pre-Closing Period. Under no circumstances shall either party be liable to the other party under Article 2 or otherwise for their usage of any net operating losses (or other tax attributes) generated by the other party and arising in any Pre-Closing Period.


                                    ARTICLE
                                      2.
                          INDEMNIFICATION AND PAYMENT

2.1. Indemnification for and Payment of Income Taxes.

     (a) Bio-Vascular shall pay when due, without setoff, and be responsible for, all Bio-Vascular Income Taxes assessed against it by any jurisdiction. Bio-Vascular shall indemnify and hold harmless Vital Images against any and all Bio-Vascular Income Taxes incurred in connection with the operation or enforcement of this Article 2.

     (b) Vital Images shall pay when due, without setoff, and be responsible for, all Vital Images Income Taxes assessed against it by any jurisdiction, including, without limitation, any liability subsequently imposed for Vital Images Income Taxes for Pre-Closing Periods. Vital Images shall indemnify and hold harmless Bio-Vascular and its affiliates against any and all Vital Images Income Taxes incurred in connection with the operation or enforcement of this
          Article 2.

     (c) Bio-Vascular shall not be obligated to indemnify or hold harmless Vital Images for any decrease to any net operating loss carryforward or credit (or the carryforward of any other tax attributes) available to Vital Images resulting from adjustments to any item of income, deduction, credit or exclusion on Tax Returns for which Bio-Vascular is responsible (including the Bio-Vascular Consolidated Returns, as defined below).

     (d) Vital Images shall not be obligated to indemnify or hold harmless Bio-Vascular or its affiliates for any increase to any net operating loss carryforward or credit (or the carryforward of any other tax attributes) available to Vital Images.

                                    ARTICLE
                                      3.
                                    REFUNDS

3.1. Bio-Vascular Refunds. Vital Images shall promptly assign and remit (or cause to be promptly assigned and remitted) to Bio-Vascular an amount equal to any refunds of, or credits against, any Income Taxes received and realized by Vital Images (including interest thereon, if any) to the extent attributable to Bio-Vascular Income Taxes, other than a refund or credit (or the right thereto) that is reflected on the balance sheet of Vital Images as of the Distribution Date (a "Balance Sheet Refund").

3.2. Vital Images Refunds. Bio-Vascular shall promptly assign and remit (or cause to be promptly assigned and remitted) to Vital Images an amount equal to all Balance Sheet Refunds.

3.3. Carryback from a Vital Images Post-Closing Period Return to any Bio-Vascular Separate, Consolidated or Combined Federal or State Tax Return.
     Unless: (i) Bio-Vascular, in its sole and absolute discretion, consents to do so; or (ii) such carryback is specifically required by law, Vital Images shall not carry back any losses or credits accruing after the Distribution Date in any Post-Closing Period to any Bio-Vascular separate, consolidated or combined federal or state Tax Return. Vital Images shall make any elections and take all such actions necessary to avoid and relinquish any such carryback, pursuant to Code Section 172(b)(3) and, to the extent feasible, any similar provision of any state, local or foreign law. Even if such carryback is required by law, Bio-Vascular and its affiliates shall make no payment to Vital Images, and Vital Images shall be entitled to no refund to the extent that the use of such carryback prevented Bio-Vascular or its affiliates from using a credit or loss which it would otherwise use in the year or years to which the Vital Images' credit or loss is carried back.

                                    ARTICLE
                                      4.
                                  TAX RETURNS

4.1. Preparation and Filing.

     (a) Bio-Vascular shall file or cause to be filed (upon execution thereof by an authorized officer of Vital Images, which authorization will not be unreasonably withheld) all Vital Images Tax Returns with respect to all Tax periods of Vital Images ending on or prior to the Distribution Date ("Vital Images Separate Pre-Closing Period Returns"), and, including, without limitation, all Vital Images Tax Returns that are (or are a part of) a consolidated or combined Tax Return that include entities other than Vital Images, even if the Tax period with respect to such other entities does not end on or prior to the Distribution Date ("Bio-Vascular Consolidated Returns").

     (b) Bio-Vascular shall prepare the Bio-Vascular Consolidated Returns (to the extent they relate to Vital Images or its assets or operations) and the Vital Images Separate Pre-Closing Period Returns in a manner that: (i) is consistent with prior practice (including without limitation as to Tax and accounting methods, conventions and elections), and (ii) apportions items equitably from period to period consistent with Section 1.2 hereof.

          Bio-Vascular shall cause the Bio-Vascular Consolidated Returns to include and reflect the activities, transactions and operations of Vital Images for all Pre-Closing Periods.

     (c) Vital Images shall file or cause to be filed all Vital Images Tax Returns required to be filed for all Post-Closing Periods (including any period that begins on or prior to the Distribution Date but ends after the Distribution Date), other than Vital Images Separate Pre-Closing Period Returns and Bio-Vascular Consolidated Returns (the "Vital Images Post-Closing Period Returns"). However, with respect to a Vital Images Post-Closing Period Return that is for (i) Income Taxes of Vital Images and (ii) a Tax year with respect to Vital Images that begins on or prior to the Distribution Date (a "Vital Images Overlap Return"), Vital Images shall (a) have a national "Big 6" accounting firm prepare the Vital Images Overlap Return consistent with prior practice, including, without limitation, as to Tax and accounting methods, conventions and elections and (b) provide Bio-Vascular with an opportunity to review and comment on such Tax Return at least four weeks prior to the due date thereof, including extensions. The parties shall use all reasonable efforts to resolve any disagreements with respect thereto as soon as possible. If they cannot resolve the matter prior to the due date for such Vital Images Overlap Return, including extensions, Vital Images may nevertheless file such Tax Return. Thereafter, the parties shall refer the matter to a mutually acceptable accounting firm (other than the firm that prepared the returns) of nationally recognized standing (an "Independent Firm"), whose fees are to be borne 50% by Vital Images and 50% by Bio-Vascular. The Independent Firm shall seek to resolve the matter as soon as practicable. Upon the Independent Firm's determination, an amended Vital Images Overlap Return shall be filed in accordance therewith to the extent it differs materially from the Tax Return originally filed.

     (d) Vital Images, upon its request, shall be entitled to copies of Vital Images Separate Pre-Closing Period Returns and Bio-Vascular Consolidated Returns following the filing thereof to the extent they relate to Vital Images.

4.2. Tax Return Payments. Amounts shown due on any Vital Images Tax Returns shall be timely paid by the party responsible therefor as determined in accordance with Article 2 of this Agreement (the "Responsible Party"), irrespective of which party is obligated to prepare or file such Vital Images Tax Return under this Article 4. The party obligated to file a particular Vital Images Tax Return (the "Filing Party") has the right, but not the obligation, unless it is the Responsible Party to pay the Tax shown due thereon, in which case the Responsible Party shall immediately reimburse the Filing Party for the payment of such Tax.

                                    ARTICLE
                                      5.
                   INFORMATION EXCHANGE AND CONFIDENTIALITY

5.1. Cooperation. Upon the reasonable request of any party to this Agreement, the other party shall promptly provide the requesting party with such cooperation and assistance, documents, and other information as may reasonably be requested by such party in connection with: (i) the preparation and filing of any original or amended Tax Return; (ii) the conduct of any audit or other examination or any judicial or administrative proceeding involving to any extent Taxes or Tax Returns within the scope of this Agreement; or (iii) the verification by a party of an amount payable hereunder to, or receivable hereunder from, another party (collectively, "Tax Data"). Such cooperation and assistance shall include, without limitation: (i) the provision on demand of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return; (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any audit, proceeding, suit or action of the type generally referred to in the preceding sentence; (iii) the prompt and timely filing of appropriate claims for refund; and (iv) the use of reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing (collectively, "Tax Documentation"). Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

5.2. Retention. The Tax Data and the Tax Documentation shall be retained until the later of (i) the expiration of ninety (90) days after expiration of the applicable statute of limitations (including any waivers or extensions thereof for any Income Taxes or net operating loss carryovers available in any tax year); (ii) eight (8) years after the Distribution Date; and (iii) any retention period required by law or pursuant to any record retention agreement; provided, however, that in the event an audit, examination, investigation or other proceeding has been instituted prior to the expiration of the applicable statute of limitations (or in the event of any claim under this Agreement), such Tax Data and Tax Documentation shall be retained until there is a final determination thereof and the time for any appeal has expired.

5.3. Expenses. Subject only to the provisions of Article 6 of this Agreement, each party shall cooperate in the manner described in this Article 5 at its own expense.

5.4. Notification of Carryovers.   Bio-Vascular will undertake reasonable
     efforts to notify Vital Images of (i) any carryover of losses or credits that could be partially or totally attributed to and carried over by Vital Images pursuant to Treasury Regulations Section 1.1502-79 or any similar law, rule or regulation; and (ii) any subsequent adjustment that could affect any such item.

5.5. Notification to Shareholders.   Bio-Vascular will undertake reasonable
     efforts to provide each Bio-Vascular shareholder who receives Vital Images Common Stock pursuant to the Distribution Agreement with the information necessary to comply with the requirements of Code Section 355 and all regulations thereunder which relate to the statements that are to be filed by such shareholders with their federal income tax returns.

5.6. Confidentiality. Except as required by law or with the prior written consent of the other party, all (i) Tax Returns; (ii) Tax Data; (iii) Tax Documentation; (iv) similar documents, schedules, workpapers and items; and
     (v) all information contained therein, which are within the scope of this Agreement, shall be kept confidential by the parties hereto and their representatives, shall not be disclosed to any other person or entity and shall be used only for the purposes provided herein.

                                   ARTICLE
                                      6.
                              CONTESTS AND AUDITS

6.1. Notice and Cooperation.
     -----------------------

     (a) If any claim, demand, assessment (including a notice of proposed assessment) or other assertion, whether oral or written, is made for Taxes ("Tax Claim") against a party entitled to indemnification with respect thereto pursuant to this Agreement (an "Indemnitee") or if the Indemnitee receives any notice, whether oral or written, from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding ("Proceeding"), the Indemnitee shall promptly notify the party obligated to so indemnify the Indemnitee (the "Indemnitor") of such Tax Claim or notice of Proceeding. If an Indemnitor receives notice of a Tax Claim or notice of Proceeding, whether oral or written, for which the Indemnitor is responsible under this Agreement, such Indemnitor shall promptly notify the Indemnitee thereof if such Tax Claim or Proceeding could directly or indirectly affect (adversely or otherwise) any Indemnitee, determined without regard to this Agreement.

     (b) The party controlling the defense, settlement or compromise of any Proceeding or any Tax Claim with respect to a Tax Return or any Income Tax (as determined pursuant to Section 6.2) shall keep the other party hereto duly informed of the progress thereof to the extent such Proceeding or Tax Claim could directly or indirectly affect (adversely or otherwise) such other party, determined without regard to this Agreement.

     (c) If the Indemnitor controls the defense, settlement or compromise of any Proceeding or Tax Claim for which it is responsible, the Indemnitee shall nevertheless cooperate in such defense, settlement or compromise as and to the extent reasonably requested by Indemnitor. Such cooperation shall be at Indemnitor's expense (on a current basis), including all liabilities, costs and expenses (including reasonable attorneys' fees and accounting fees but excluding in-house legal or tax assistance) incurred in connection with such cooperation and authorized by Indemnitor.

     (d) If the Indemnitor does not control the defense, settlement or compromise of any Proceeding or Tax Claim for which it is responsible, it shall nevertheless (i) cooperate at its own expense in such defense, settlement or compromise to the extent reasonably requested by Indemnitee; and (ii) indemnify (on a current basis) Indemnitee against any reasonable liabilities, costs and expenses (including reasonable attorneys' and accounting fees but excluding in-house legal or tax assistance) arising out of, or incident to, the Proceeding or Tax Claim, including without limitation those incurred in connection with the defense, settlement or compromise thereof.

6.2. Control.
     -------

     (a) Except as otherwise provided in Section 6.2(b) or Section 6.3 hereof, the Indemnitor shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim to the extent it is responsible therefor pursuant to Article 2 of this Agreement.

     (b) Notwithstanding the provisions of Section 6.2(a) hereof (and subject to the provisions of Section 6.3 hereof):

          (i) an Indemnitee (in lieu of the Indemnitor) shall have the right (but not the obligation) to control the defense, compromise or settlement of any Proceeding or Tax Claim if the Indemnitor fails to do so or requests the Indemnitee to do so;

          (ii) an Indemnitee (in lieu of the Indemnitor) shall have the right (but not the obligation) to control the defense, compromise or settlement of any Proceeding or Tax Claim if the Indemnitor is
                (a) the subject of a voluntary bankruptcy, (b) an adjudicated bankrupt, or (c) the subject of an involuntary petition in bankruptcy that has been filed and which has not been discharged within ninety days;

          (iii) Bio-Vascular shall control the defense, settlement or compromise of any Proceeding or Tax Claim with respect to any Bio-Vascular Consolidated Return and any Vital Images Separate Pre-Closing Period Return; and

          (iv) Vital Images shall control the defense, settlement or compromise of any Proceeding or Tax Claim with respect to any Vital Images Post-Closing Period Returns, including any Vital Images Overlap Returns (but exclusive of any Vital Images Separate Pre-Closing Period Returns). With respect to Vital Images Overlap Returns, Bio-Vascular is entitled, at its own expense, to attend meetings or conferences with the Tax authorities and to receive copies of all relevant correspondence.

6.3. Approval.
     --------

     (a) The Indemnitee shall not agree to a settlement or compromise of any Proceeding or Tax Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld) if such settlement or compromise will result in an obligation of the Indemnitor pursuant to this Agreement.

     (b) Vital Images shall not agree to a settlement or compromise of any Proceeding or Tax Claim with respect to a Vital Images Post-Closing Period Return (including a Vital Images Overlap Return) involving a Tax period beginning prior to the Distribution Date without the prior written consent of Bio-Vascular, which consent shall not be unreasonably withheld.

     (c)  A party receiving a written request for consent pursuant to this
          Section 6.3 shall respond as soon as practicable and in no event after the period of time beginning ten (10) working days prior to the expiration of the period for appealing the assessment or claim. The parties shall seek to resolve any dispute with respect thereto as quickly as possible.

          However, in the event the parties are unable to resolve such dispute promptly, the matter shall be referred to the Independent Party for resolution.


                                    ARTICLE
                                      7.
                                 MISCELLANEOUS

7.1. Effectiveness and Term. This Agreement shall be effective from and after the Distribution Date and shall survive until the later of: (i) ninety (90) days after the expiration of any applicable statute of limitations (including any waivers or extensions) related to any Income Taxes or net operating loss carryovers to any taxable year, or (ii) the final conclusion of any Proceeding, including any applicable litigation and appeals of any liability for Taxes; provided, however, that this Agreement shall terminate immediately upon a termination of the Distribution Agreement.

7.2. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement terminates and supersedes, on a prospective basis only, all Tax agreements (other than this Agreement) between Bio-Vascular and Vital Images (or any other predecessor thereof). However, nothing in the preceding sentence shall limit or reduce (i) the obligation of Vital Images for Reserved Taxes as separately accrued on the balance sheet of Vital Images as of the Distribution Date or (ii) the right of Vital Images to any Balance Sheet Refund.

7.3. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable principles of conflict of laws) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

7.4. Jurisdiction and Venue. Subject to the arbitration provisions of the Distribution Agreement, each party consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota and hereby waives any argument that venue in any such forum is not convenient or proper.

7.5. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the business day after delivery to an overnight courier service or the express mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed; or (iv) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by registered or certified mail, postage prepaid, properly addressed and return-receipt requested, to the party as follows:

          If to Bio-Vascular:  Bio-Vascular, Inc.
                               2575 University Avenue
                               St. Paul, Minnesota  55114
                               Attn:  Chief Executive Officer
                               Facsimile No. (612) 642-9018

          If to Vital Images:  Vital Images, Inc.
                               3100 West Lake Street, Suite 100
                               Minneapolis, MN  55416
                               Attn:  Chief Financial Officer
                               Facsimile No. (612) 915-8010

      Any party may change its address by giving the other party written notice of its new address in the manner set forth above.

7.6. Modification of Agreement. No modification, amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto and then such modification, amendment or waiver shall be effective only in the specific instance and for the purpose for which given.

7.7. Successors and Assigns. A party's rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other party hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and shall survive any acquisition, disposition or other corporate restructuring or transaction involving either party.

7.8. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

7.9. Titles and Headings. The titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to constitute a part of or to affect the meaning or interpretation of this Agreement.

7.10. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions hereof without including any of such which may hereafter be declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is hereafter held to be invalid, void or unenforceable, the parties hereto agree to use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

7.11. No Waiver. Neither the failure nor any delay on the part of any party hereto to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or any other right, nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

7.12. Survival of Obligations. Notwithstanding anything in this Agreement or the Distribution Agreement to the contrary, this Agreement shall survive the consummation of the transactions contemplated by the Distribution Agreement and shall continue throughout the period ending on the later of
      (i) ninety (90) days after the expiration of all applicable statutes of limitation (including extensions), or (ii) the final determination of (and the expiration of the time to appeal) any Proceeding relating to Taxes or Tax matters covered by (or any claim under) this Agreement and the payment of any obligation arising thereunder.

7.13. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                                    BIO-VASCULAR, INC.


                                    By:
                                       ----------------------------------------
                                    Its:
                                       ----------------------------------------


                                    VITAL IMAGES, INC.


                                    By:
                                       ----------------------------------------
                                    Its:
                                       ----------------------------------------

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